EXHIBIT 5
Opinion of Counsel
August 3, 2010
Board of Directors
Camco Financial Corporation
814 Wheeling Avenue
Cambridge, Ohio 43725
Ladies and gentlemen:
We have acted as counsel for Camco Financial Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission on the date hereof in order to register 831,246 common shares, par value $1.00 per share (the “Common Shares”), under the provisions of the Securities Act of 1933, as amended (the “Act”), and the rules and regulations promulgated thereunder (the “Rules and Regulations”), for issuance pursuant to awards to be granted under the Camco Financial Corporation 2010 Equity Plan (the “Plan”).
In connection with this opinion, we have examined an original or copy of, and have relied upon the accuracy of, without independent verification or investigation, (a) the Registration Statement; (b) the Company’s Certificate of Incorporation, as amended, as certified by the President and Chief Executive Officer of the Company; (c) the By-Laws of the Company, as amended, as certified by the President and Chief Executive Officer of the Company; (d) the resolutions adopted by the Board of Directors of the Company on April 12, 2010, as certified by the President and Chief Executive Officer of the Company; (e) the Certificate of the Inspector of Election for the meeting of the shareholders of the Company held on May 25, 2010; and (f) such other representations of the Company and its officers as we have deemed relevant.
In our examinations, we have assumed the genuineness of all signatures, the conformity to original documents of all documents submitted to us as copies and the authenticity of such originals. We have also assumed the due preparation of share certificates and compliance with applicable federal and state securities laws.
As used herein, the phrase “validly issued” means that the particular action has been authorized by all necessary corporate action of the Company and that the Company has the corporate authority to take such action under Title 8 of the Delaware Code (the “Delaware General Corporation Law”) and the Company’s Certificate of Incorporation and By-Laws.

Based upon and subject to the foregoing and the qualifications and limitations set forth below, as of the date hereof, we are of the opinion that the 831,246 Common Shares to be registered under the Act for issuance under the Plan, when issued, delivered and paid for, as appropriate, in the manner provided and for the consideration, if any, prescribed in the Plan and in any award agreements entered into by participants in the Plan with the Company as contemplated by the Plan, pursuant to which such 831,246 Common Shares will be issued under the Plan, will be validly issued, fully paid and non-assessable, assuming compliance with applicable securities laws.
This opinion is limited to the federal laws of the United States and to the laws of the State of Delaware having effect as of the date hereof. This opinion is furnished by us solely for the benefit of the Company in connection with the offering of the Common Shares and the filing of the Registration Statements and any amendments thereto. This opinion may not be relied upon by any other person or assigned, quoted or otherwise used without our specific written consent.
This opinion is based upon the laws and legal interpretations in effect, and the facts and circumstances existing, on the date hereof, and we assume no obligation to revise or supplement this opinion should any such law or legal interpretation be changed by legislative action, judicial interpretation or otherwise or should there be any change in such facts or circumstances.
Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us therein. By giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations.
Except in connection with the Registration Statement as aforesaid, no portion of this opinion may be quoted or otherwise used by any person without our prior written consent.

Very truly yours,
/s/ Vorys, Sater, Seymour and Pease LLP
VORYS, SATER, SEYMOUR AND PEASE LLP